Exhibit 99.1

Applied Digital Reports 2006 Fourth Quarter and Full Year Financial Results

2006 Revenue and Gross Profit Increased to $122.7 Million and $51.1 Million, Respectively

DELRAY BEACH, FL - March 9, 2007 - Applied Digital Solutions, Inc. (the “Company” or “Applied Digital”) (NASDAQ: ADSX), a leading provider of identification and security technology, today reported financial results for its fourth quarter ended December 31, 2006, and full year 2006. The Company’s consolidated financial results include the financial position, operating results and cash flows of its majority-owned subsidiaries, VeriChip Corporation (“VeriChip”) (NASDAQ: CHIP), Digital Angel Corporation (“Digital Angel”) (AMEX: DOC), and InfoTech USA, Inc. (“InfoTech”) (OTC: IFTH).

The Company’s revenue increased to approximately $31.4 million for the 2006 fourth quarter, compared to revenue of $29.0 million for the 2006 third quarter. Digital Angel’s revenue increased to approximately $15.0 million for the 2006 fourth quarter, compared to approximately $13.2 million for the 2006 third quarter, while VeriChip generated revenue of approximately $7.0 million for the 2006 fourth quarter, compared to revenue of $6.8 million in the 2006 third quarter.

Gross profit increased to approximately $12.8 million in the 2006 fourth quarter, compared to approximately $12.4 million in the 2006 third quarter primarily as a result of increased gross profit at InfoTech and Digital Angel. Gross profit margin decreased to 40.7% in the 2006 fourth quarter, compared to approximately 42.6% in the 2006 third quarter.

The loss from continuing operations attributable to common stockholders for the 2006 fourth quarter was approximately $17.4 million, or ($0.26) per share, compared to a loss from continuing operations attributable to common stockholders for the 2006 third quarter of approximately $3.6 million, or ($0.05) per share. The additional loss was primarily a result of the impact of payments to the Company’s former chief executive officer, who is now the chief executive officer of VeriChip, and a non-cash goodwill impairment charge of approximately $6.6 million in the fourth quarter of 2006.

Revenue for the 2006 full year was $122.7 million, an increase of 7.9%, compared to 2005 full year revenue of $113.7 million. VeriChip generated 2006 full year revenue of $27.3 million, compared to 2005 revenue of $15.9 million, primarily attributable to two RFID businesses acquired during the first half of 2005. Sales of Pacific Decision Sciences Corporation’s (“PDSC”) service automation software increased to approximately $6.1 million for the 2006 full year, from $2.3 million for the 2005 full year. Digital Angel reported 2006 full year revenue of approximately $57.0 million, compared to 2005 full year revenue of approximately $56.8 million.

Gross profit increased to approximately $51.1 million for the 2006 full year from approximately $44.9 million for the 2005 full year, and gross profit margins increased to 41.7% for the 2006 full year from 39.5% for the 2005 full year. The improvement in both gross profit and gross profit margins was primarily a result of a more favorable mix of business, including higher overall sales from VeriChip, and sales of higher margin products and services at PDSC.

The loss from continuing operations attributable to common stockholders for the 2006 full year was approximately $27.2 million, or $0.40 per share, compared to a loss from continuing operations attributable to common stockholders for the 2005 full year of approximately $12.4 million, or $0.20 per share. The increase in the loss was primarily due to payments to the Company’s former chief executive officer, increased interest expense, increased sales and marketing costs at VeriChip related to its investment in its VeriMed Patient Identification System, increased amortization expense related to VeriChip’s intangible assets, which it acquired in connection with two business acquisitions in the first half of 2005, and increased compensation and legal expense at Digital Angel. Digital Angel has incurred significant legal expenses defending its intellectual property.

The Company ended 2006 with cash and cash equivalents totaling approximately $7.4 million.

Michael Krawitz, Chief Executive Officer of the Company, commented, “In 2006, we worked to accomplish the most critical element of our business model: the IPO of VeriChip, which began trading in February 2007. VeriChip’s healthcare security products for maternity wards and nursing homes grew at more than 11%, providing cash flow and growth while the VeriMed Patient Identification System network is being established. We believe that the combination of the existing healthcare business lines and the VeriMed Patient Identification System makes for good prospects for VeriChip, and therefore a good investment for Applied Digital.”

“Moving forward, we’ll benefit from the fact that VeriChip and Digital Angel have positioned themselves as leaders in RFID for people (VeriChip) and RFID for animals (Digital Angel). With those two investments and the strong operational performance of our software programming team at PDSC, we believe we are able to undertake strategic initiatives from a position of strength.”

2006 fourth quarter and full year highlights include:

•
VeriChip reached record sales of its infant protection products across all product platforms and multiple geographies, focused in North America. Management of VeriChip estimates that one in three U.S. hospitals and birthing centers now use a VeriChip infant protection system.

•
VeriChip had a total of 392 medical facilities, 80 of which were protocol adopted, enrolled in the VeriMed Patient Identification System as of December 31, 2006. During the six-month period from July to December 2006, VeriChip recorded a 266% increase in the number of medical facilities that enrolled in the VeriMed network.

•
Digital Angel entered into an agreement to acquire the assets of McMurdo Marine Electronics Business, the U.K.’s manufacturer of emergency location beacons, for approximately $6.1 million (USD), with additional deferred payments up to $3 million (USD), depending upon performance of the business following the acquisition.

•	In February 2007, VeriChip completed its initial public offering, offering 3.1 million shares of its common stock at $6.50 per share.

Conference Call

The Company will host a conference call today for investors, analysts, business and trade media, and other interested parties at 9:00 a.m. EST to discuss these results. Interested participants should call (866) 323-2725 within the United States or (706) 643-1836 internationally. Please use passcode 1326714. Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the Investor Relations link on the Company’s Web site at www.adsx.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from March 9 at approximately 11:30 a.m. EST to April 8 at 11.59 p.m. EST. For the replay, dial (800) 642-1687 (USA) or (706) 645-9291 (international), using access code 1326714. Alternatively, a replay can be accessed through the Investor Relations section under “Audio Archives” on the Company’s Web site at www.adsx.com.

About Applied Digital - “The Power of Identification Technology”

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of majority positions in Digital Angel Corporation (AMEX: DOC) and VeriChip Corporation (NASDAQ: CHIP).

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations for strong revenue growth of our RFID and other businesses, success of the Company’s marketing and sales initiative, and expected growth in sales, earnings and improvement in gross margins. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumption. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to successfully integrate the businesses of acquired companies; our ability to maintain compliance with the covenants of our credit facilities; our expectation regarding future profitability and liquidity; competitive and economic influences; market acceptance of our VeriMed system; our ability to provide uninterrupted, secure access to the VeriMed database; the relative maturity in the U.S. and limited size of the markets for our infant protection and wander prevention systems and vibration monitoring instruments; the degree of success we have in leveraging our brand reputation, reseller network and end-use customer base for our infant protection and wander prevention systems to gain inroads in the emerging market for asset/staff location and identification systems; the rate and extent of the U.S. healthcare industry’s adoption of RFID asset/staff location and identification systems; our ability to complete our efforts to integrate our infant protection, wander prevention and asset/staff location and identification systems on one technology platform; our ability to become a major player in the food source traceability and safety arena; our ability to successfully develop survival and emergency radios for the military and commercial uses; our reliance on third-party dealers and distributors to successfully market and sell our products; our ability to defend against costly product liability claims and claims that our products infringe the intellectual property rights of others; our ability to comply with current and future regulations relating to our businesses; and our ability to maintain proper and effective internal accounting and financial controls. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s Form 10-K/A under the caption “Risk Factors” filed with the Securities and Exchange Commission on April 6, 2006. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
Applied Digital
Allison Tomek
Phone: (561) 805-8000
atomek@adsx.com

CEOcast, Inc. for Applied Digital
Dan Schustack
Phone: (212) 732-4300
Dschustack@ceocast.com

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS DATA
(In thousands, except par value)

ASSETS	December 31,
	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$7,404	$22,417
Restricted cash	81	310
Accounts receivable and unbilled receivables (net of allowance
for doubtful accounts of $1,045 in 2006 and $838 in 2005)	22,855	26,236
Inventories	14,331	12,317
Deferred taxes	697	392
Other current assets	4,792	3,232
TOTAL CURRENT ASSETS	50,160	64,934

PROPERTY AND EQUIPMENT, NET	12,131	11,120

GOODWILL, NET	82,385	86,231

INTANGIBLES, NET	20,200	21,568

DEFERRED OFFERING COSTS	5,079	1,140

OTHER ASSETS, NET	1,395	995

	$171,350	$185,958

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable and current maturities of long-term debt	$7,326	$3,645
Accounts payable	18,741	12,465
Accrued expenses	19,121	22,311
Deferred revenue	4,356	2,765
Net liabilities of discontinued operations	5,407	5,499
TOTAL CURRENT LIABILITIES	54,951	46,685

LONG-TERM DEBT AND NOTES PAYABLE	14,211	15,692
DEFERRED TAXES	5,803	5,614
OTHER LONG-TERM LIABILITIES	3,447	1,659

TOTAL LIABILITIES	78,412	69,680
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	49,074	49,762

TOTAL STOCKHOLDERS’ EQUITY	43,864	66,546

	$171,350	$185,958

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	For the years ended December 31,
	2006	2005	2004
PRODUCT REVENUE	$104,206	$97,669	$96,755
SERVICE REVENUE	18,482	16,068	15,244
TOTAL REVENUE	122,688	113,737	111,999
COST OF PRODUCTS SOLD	63,114	60,222	71,851
COST OF SERVICES SOLD	8,474	8,611	7,365
GROSS PROFIT	51,100	44,904	32,704

OPERATING COSTS AND EXPENSES:
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	63,055	51,101	38,164
RESEARCH AND DEVELOPMENT	8,947	7,202	3,795
GOODWILL AND ASSET IMPAIRMENT	6,629	7,141	—
TOTAL OPERATING COSTS AND EXPENSES	78,631	58,303	41,959

OPERATING LOSS BEFORE OTHER ITEMS	(27,531)	(13,399)	(9,255)

INTEREST AND OTHER INCOME	1,330	2,643	1,896
INTEREST (EXPENSE) RECOVERY	(3,454)	1,720	(2,860)
TOTAL OTHER (EXPENSES) INCOME	(2,124)	4,363	(964)

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES, MINORITY INTEREST, AND GAINS (LOSSES) ATTRIBUTABLE TO CAPITAL TRANSACTIONS OF SUBSIDIARIES	(29,655)	(16,177)	(10,219)

(PROVISION) BENEFIT FOR INCOME TAXES	(62)	447	(77)
LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST, AND GAIN (LOSS) ATTRIBUTABLE TO CAPITAL TRANSACTIONS OF SUBSIDIARIES	(29,717)	(15,730)	(10,296)
MINORITY INTEREST	3,699	4,373	655
NET GAIN (LOSS) ON CAPITAL TRANSACTIONS OF SUBSIDIARIES	(1,627)	411	11,090
GAIN (LOSS) ATTRIBUTABLE TO CHANGES IN MINORITY INTEREST AS A RESULT OF CAPITAL TRANSACTIONS OF SUBSIDIARIES	436	598	(20,203)
LOSS FROM CONTINUING OPERATIONS	(27,209)	(10,348)	(18,754)
GAIN (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES OF $0	—	99	(730)
CHANGE IN ESTIMATE ON LOSS ON DISPOSAL AND OPERATING LOSSES DURING THE PHASE OUT PERIOD	—	84	2,185
INCOME FROM DISCONTINUED OPERATIONS	—	183	1,455

NET LOSS	(27,209)	(10,165)	(17,299)
PREFERRED STOCK DIVIDENDS	—	(1,573)	—
ACCRETION OF BENEFICIAL CONVERSION FEATURE OF REDEEMABLE PREFERRED STOCK - SERIES D	—	(474)	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(27,209)	$(12,212)	$(17,299)
(LOSS) EARNINGS PER COMMON SHARE - BASIC AND DILUTED
LOSS FROM CONTINUING OPERATIONS	$(0.40)	$(0.20)	$(0.37)
INCOME FROM DISCONTINUED OPERATIONS	—	0.01	0.03

NET (LOSS) INCOME PER COMMON SHARE - BASIC AND DILUTED	$(0.40)	$(0.19)	$(0.34)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	67,338	62,900	51,291

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